Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Incorporation/Organization

Composite Solutions, Inc.	Delaware

TPI Texas, LLC	Texas

TPI Technology, Inc.	Delaware

TPI Arizona, LLC	Delaware

TPI Iowa, LLC	Delaware

TPI Iowa II, LLC	Delaware

TPI Composites Services, LLC	Delaware

TPI International, LLC	Delaware

TPI APAC, LLC	Delaware

TPI APAC II, Inc.	Delaware

TPI Mexico, LLC	Delaware

TPI Mexico II, LLC	Delaware

TPI Mexico III, LLC	Delaware

TPI Mexico IV, LLC	Delaware

TPI Mexico V, LLC	Delaware

TPI Mexico VI, LLC	Delaware

TPI Turkey, LLC	Delaware

TPI Turkey II, LLC	Delaware

TPI Turkey Izbas, LLC	Delaware

TPI Mexico Holdings, LLC	Delaware

Ponto Alto Holdings, LLC	Delaware

TPI Composites S. de R.L. de C.V.	Mexico

TPI Composites II, S. de R.L. de C.V.	Mexico

TPI Holdings Switzerland GmbH	Switzerland

TPI Composites India Private Limited	India